Exhibit 99.1

News Release

For Immediate Release	CONTACT:
Blaine Davis
(610) 459-7158

ENDO PHARMACEUTICALS REPORTS

STRONG SECOND QUARTER FINANCIAL RESULTS

•	19% Growth in Net Sales Driven by Demand for Branded Products

•	Adjusted EPS of $0.57 from Continuing Operations, up 19% from 2007

•	Announces Results of Business and R&D Review

CHADDS FORD, Pa., July 31, 2008 — Endo Pharmaceuticals (Nasdaq: ENDP) today reported double-digit growth in net sales and adjusted earnings for the second quarter of 2008.

Net sales during the second quarter of 2008 increased 19% to $306.2 million compared with $257.1 million in the second quarter of 2007. Net income for the three months ended June 30, 2008 was $59.0 million compared with $60.5 million in the comparable 2007 period. As detailed in the Supplemental Financial Information below, adjusted net income for the three months ended June 30, 2008 was $70.0 million compared with $64.3 million in the same period in 2007.

Diluted earnings per share for the three months ended June 30, 2008 were $0.48 compared with $0.45 in the second quarter of 2007. Adjusted diluted earnings per share for the three months ended June 30, 2008 were $0.57 compared with $0.48 in the same period in 2007.

Net sales for the six months ended June 30, 2008 were $596.4 million compared with $511.6 million in the comparable 2007 period. Diluted earnings per share for the six months ended June 30, 2008 were $0.92 compared with $0.88 in the comparable 2007 period. Adjusted diluted earnings per share for the six months ended June 30, 2008 were $1.07 compared with $0.94 in the same period in 2007.

Update on R&D Review

During the second quarter, the company completed an in-depth review of its research and development (R&D) activities. The review included an analysis of the company’s R&D priorities, focus and available resources for current and future projects as well as the commercial potential for each product. As a result of this review, the company has decided to discontinue development of EN 3267 Rapinyl, the sub-lingual, fast-dissolving tablet of fentanyl intended for treatment of breakthrough cancer pain, and EN 3269 Topical Ketoprofen Patch being studied for the treatment of acute pain associated with soft-tissue injuries. Endo will work closely with development partners Orexo AB and ProEthic Pharmceuticals to facilitate a smooth transition of

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work as Endo transfers these activities. As a result of these decisions, the company recorded impairment charges during the second quarter totaling $11.2 million to write down all of the balance of its Rapinyl intangible asset and other long-lived assets.

Endo currently intends to continue its development of EN 3270 the Transdermal Sufentanil Patch for the relief of moderate-to-severe chronic pain, EN 3284 Staccato® fentanyl that uses Alexza’s proprietary Staccato® system inhalation technology to deliver fentanyl for the treatment of breakthrough pain and EN 3285 Oral Rinse for the prevention or delay of severe oral mucositis. There can be no assurance that these development projects will progress and if they do, that they will be successful.

Revised Operating Model

Endo also completed a review of operations to assess its core competencies and cost infrastructure. As a result of this review, the company has begun an initiative to improve the efficiency of its business operations and reduce expenses. In addition to reductions in staff which resulted in a pre-tax second quarter charge of $6.4 million, the company also plans to change its business structure and reduce its utilization of outside consultants to create a more efficient operating model. With these changes, the company’s operating priorities will be to increase sales of branded products, pursue new business opportunities and support its most promising R&D programs and its generics business.

Selected Product Review

LIDODERM®: For the three months ended June 30, 2008, net sales of LIDODERM increased 10% to $185.1 million compared with $168.5 million in the same period a year ago. Prescription volume for LIDODERM increased 7% in the second quarter of 2008 versus the comparable 2007 period. For the six months ended June 30, 2008, net sales of LIDODERM increased 13% to $365.6 million compared with $322.6 million in the same period a year ago. Prescription volume for LIDODERM increased 9% in the first half of 2008 versus the comparable 2007 period.

OPANA® ER and OPANA®: Combined net sales for the OPANA franchise increased 86% to $46.4 million for the second quarter 2008 compared with $25.0 million in the same period a year ago. Prescription volume for OPANA ER and OPANA increased 97% in the second quarter 2008 versus the comparable 2007 period. For the six months ended June 30, 2008, net sales for the OPANA franchise increased 60% to $86.7 million compared with $54.3 million in the same period a year ago. The 2007 first-half results include the recognition of $13.8 million in deferred revenue for commercial shipments of OPANA ER and OPANA made to customers in 2006.

PERCOCET®: Net sales of PERCOCET were $33.4 million for the three months ended June 30, 2008 compared with $29.0 million in the same period in 2007. Net sales of PERCOCET were $65.2 million for the first half of 2008 compared with $59.5 million in the same period in 2007

FROVA®: Net sales of FROVA were $12.9 million for the three months ended June 30, 2008 compared with $12.8 million for the same period in 2007. Prescription volume increased 10%

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for the second quarter of 2008 versus the comparable 2007 period. For the six months ended June 30, 2008, net sales of FROVA were $26.9 million compared with $24.9 million in the same period in 2007.

VOLTAREN GEL®: Net sales of VOLTAREN GEL were $1.0 million for the six months ended June 30, 2008. Although the company began the commercial shipments of VOLTAREN GEL to its customers at the end of the first quarter 2008, the company did not recognize revenue for these shipments in the first quarter of 2008.

Generic Products: For the second quarter of 2008, net sales from the company’s generic products were $24.0 million compared with $19.3 million in the same period in 2007. For the six months ended June 30, 2008, net sales of the company’s generic products were $45.8 million compared with $45.1 million in the same period in 2007.

2008 Financial Guidance

Endo Pharmaceuticals reiterates its previous adjusted full-year 2008 earnings guidance for fully diluted earnings per share to be between $2.15 and $2.19. The company reiterates guidance for 2008 annual net sales to be between $1.245 billion and $1.280 billion. The financial guidance for 2008 excludes the impact of any future business development transactions or acquisitions, estimated milestone payments to partners, the expensing of stock-based compensation charges, certain separation benefits, and any asset impairment charges.

Note to Investors

Endo will conduct a conference call with financial analysts to discuss this news release today at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing 888- 713-4213 (domestic) or 617- 213-4865 (international). Please dial in 10 minutes prior to the scheduled start time and reference passcode 45330334.

A replay of the call will be available from July 31 at 1:00 p.m. ET by dialing 888- 286-8010 (domestic) or 617- 801-6888 (international), passcode 15128485, and will run until 12:00 a.m. ET on August 7.

A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on August 7. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

Supplemental Financial Information

A reconciliation of net income as determined by GAAP to adjusted net income for the three months ended June 30, 2008 and June 30, 2007 is as follows:

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	(Unaudited) Three Months Ended June 30,
	2008	2007
	(in thousands, except per share data)
GAAP net income	$59,025	$60,546
Add: Income tax	27,615	34,090

GAAP income before income tax	86,640	94,636

Add: Upfront and milestone payments to partners	(4,450)	2,031
Add: Stock-based compensation expense	4,561	4,165
Add: Impairment of long-lived assets	11,198	—
Add: Separation benefits	6,445	—

Adjusted income before income tax	104,394	100,832
Pro forma income tax	34,383	36,486

Adjusted net income	$70,011	$64,346

Diluted weighted average shares outstanding	123,388	134,616

Adjusted diluted earnings per share	$0.57	$0.48

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A reconciliation of net income as determined by GAAP to adjusted net income for the six months ended June 30, 2008 and June 30, 2007 is as follows:

	(Unaudited) Six Months Ended June 30,
	2008	2007
	(in thousands, except per share data)
GAAP net income	$118,553	$117,695
Add: Income tax	62,223	66,869

GAAP income before income tax	180,776	184,564
Add: Upfront and milestone payments to partners	2,000	7,631
Add: Stock-based compensation expense	8,958	7,233
Add: Impairment of long-lived assets	11,198	—
Add: Separation benefits	9,723	—

Adjusted income before income tax	212,655	199,428
Pro forma income tax	74,307	72,572

Adjusted net income	$138,348	$126,856

Diluted weighted average shares outstanding	128,964	134,468

Adjusted diluted earnings per share	$1.07	$0.94

For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About Endo

Endo Pharmaceuticals Holdings Inc. is a specialty pharmaceutical company engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used primarily to treat and manage pain. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available at www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the company’s financial position, results of operations, market position, product development and business strategy, as well as estimates of future net sales, future expenses, future net income and future earnings per share. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties.

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Investors should note that many factors could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this press release. These factors include, but are not limited to: the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products; competition in our industry, including for branded and generic products, and in connection with our acquisition of rights to assets, including intellectual property; government regulation of the pharmaceutical industry; our dependence on a small number of products and on outside manufacturers for the manufacture of our products; our dependence on third parties to supply raw materials and to provide services for certain core aspects of our business; new regulatory action or lawsuits relating to our use of controlled substances in many of our core products; our exposure to product liability claims and product recalls and the possibility that we may not be able to adequately insure ourselves; our ability to protect our proprietary technology; our ability to successfully implement our in-licensing and acquisition strategy; the availability of third-party reimbursement for our products; the outcome of any pending or future litigation or claims by the government; our dependence on sales to a limited number of large pharmacy chains and wholesale drug distributors for a large portion of our total net sales; a determination by a regulatory agency that we are engaging in inappropriate sales or marketing activities, including promoting the “off-label” use of our products; the loss of branded product exclusivity periods and related intellectual property; and exposure to securities that are subject to market risk; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our annual report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on February 26, 2008. The forward-looking statements in this press release and on the related conference call are qualified by these risk factors. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

(Tables Attached)

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The following tables present Endo’s unaudited net sales for the three months ended June 30, 2008 and June 30, 2007:

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Three Months Ended June 30,
	2008	2007
LIDODERM®	$185,050	$168,529
OPANA ER® AND OPANA®	46,392	25,029
PERCOCET®	33,382	28,976
FROVA®	12,886	12,758
Other Brands	4,464	2,520

Total Brands	$282,174	$237,812
Total Generics	$23,987	$19,335

Total Net Sales	$306,161	$257,147

The following tables present Endo’s unaudited net sales for the six months ended June 30, 2008 and June 30, 2007:

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Six Months Ended June 30,
	2008	2007
LIDODERM®	$365,574	$322,600
OPANA ER® AND OPANA®	86,675	54,276
PERCOCET®	65,182	59,539
FROVA®	26,941	24,900
Other Brands	6,280	5,130

Total Brands	$550,652	$466,445
Total Generics	$45,780	$45,111

Total Net Sales	$596,432	$511,556

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The following table presents Endo’s consolidated statements of operations for the three months and six months ended June 30, 2008 and June 30, 2007. (Certain prior period amounts have been reclassified to conform to the current period presentation):

Endo Pharmaceuticals Holdings Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
NET SALES	$306,161	$257,147	$596,432	$511,556
COSTS AND EXPENSES:
Cost of sales	62,993	54,690	119,527	104,315
Selling, general and administrative	126,524	88,465	241,526	182,586
Research and development	26,497	27,620	60,079	55,373
Impairment of other intangible assets	8,083	—	8,083	—

OPERATING INCOME	82,064	86,372	167,217	169,282
INTEREST EXPENSE	2,449	—	2,719	47
INTEREST AND OTHER INCOME	(7,025)	(8,264)	(16,278)	(15,329)

INCOME BEFORE INCOME TAX	86,640	94,636	180,776	184,564
INCOME TAX	27,615	34,090	62,223	66,869

NET INCOME	$59,025	$60,546	$118,553	$117,695

NET INCOME PER SHARE:
Basic	$0.48	$0.45	$0.92	$0.88
Diluted	$0.48	$0.45	$0.92	$0.88

WEIGHTED AVERAGE SHARES:
Basic	122,985	133,820	128,561	133,725
Diluted	123,531	134,504	129,078	134,395

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The following table presents Endo’s unaudited condensed consolidated balance sheet data at June 30, 2008 and December 31, 2007:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Balance Sheet Data (unaudited)

(in thousands)

	June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$565,177	$350,325
Marketable securities	34,636	313,386
Accounts receivable, net	234,153	249,784
Inventories	89,406	69,228
Other current assets	77,822	82,724

Total current assets	1,001,194	1,065,447
Marketable securities	263,353	283,339
Property and equipment, net	46,411	44,920
Goodwill	181,079	181,079
Other intangibles, net	224,812	70,949
Note receivable	—	45,971
Other assets	54,630	10,933

TOTAL ASSETS	$1,771,479	$1,702,638

LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to Endo Pharma LLC	$342	$685
Other current liabilities	347,430	396,273

Total current liabilities	347,772	396,958
Long-term debt	370,780	—
Other liabilities	53,363	13,390
Total stockholders’ equity	999,564	1,292,290

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,771,479	$1,702,638

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The following table presents condensed consolidated cash flow data for the six months ended June 30, 2008 and June 30, 2007:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Six Months Ended June 30,
	2008	2007
Net cash provided by operating activities	$118,703	$201,103
Net cash provided by (used in) investing activities	157,041	(370,933)
Net cash used in financing activities	(60,892)	(12,426)

Net increase (decrease) in cash and cash equivalents	$214,852	$(182,256)
Cash and cash equivalents, beginning of period	$350,325	$628,085

Cash and cash equivalents, end of period	$565,177	$445,829

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